As filed with the Securities and Exchange Commission on October 9, 2025.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Alliance Laundry Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	98-0444708
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

221 Shepard Street Ripon, WI 54971 (Address of Principal Executive Offices)	54971 (Zip Code)
Alliance Laundry Holdings Inc. 2015 Stock Option Plan
Alliance Laundry Holdings Inc. 2025 Omnibus Incentive Compensation Plan
Alliance Laundry Holdings Inc. 2025 Employee Stock Purchase Plan
(Full titles of the plans)
Samantha Hannan
Chief Legal and Compliance Officer
Alliance Laundry Holdings Inc.
221 Shepard Street
Ripon, WI 54971
(920) 748-3121
(Name, address and telephone number of agent for service)
Copy to:
Nicholas A. Dorsey
Kelly M. Smercina
Virginia M. Anderson
Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, New York 10001
212-474-1764

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Alliance Laundry Holdings Inc. (the “Company”), to register (i) 9,822,567 shares of its common stock, par value $0.01 per share (“Common Stock”), issuable to eligible recipients under the Alliance Laundry Holdings Inc. 2015 Stock Option Plan (the “2015 Option Plan”), (ii) 9,864,490 shares of its Common Stock issuable to eligible recipients under the Alliance Laundry Holdings Inc. 2025 Omnibus Incentive Compensation Plan (the “Equity Plan”) and (iii) 2,959,347 shares of Common Stock issuable to eligible recipients under the Alliance Laundry Holdings Inc. 2025 Employee Stock Purchase Plan (collectively with the 2015 Option Plan and the Equity Plan, the “Plans”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I will be sent or given to participants in the Plans, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectuses as required by Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents, which have previously been filed by the Company with the Commission, are incorporated by reference herein and shall be deemed to be a part hereof:
(1)Amendment No. 2 to Company’s Registration Statement on Form S-1 (File No. 333-290217) filed with the Commission on September 29, 2025 (as so amended, the “Form S-1”), which contains the Company’s audited financial statements for the latest fiscal year for which such financial statements have been filed (including any schedules appended thereto);
(2)the Company’s Prospectus dated October 8, 2025, to be filed with the Commission pursuant to Rule 424(b) of the Securities Act, relating to the Form S-1, including any amendments or supplements thereto; and
(3)the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-42897) filed with the Commission on October 7, 2025 under Section 12(b) of the Exchange Act, as may be amended or supplemented by any subsequent amendment or report filed with the Commission for the purpose of updating such description.
In addition, all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, in no event will any information that the Company has or may from time to time furnish to the Commission (including pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) be incorporated by reference into, or otherwise become a part of, this Registration Statement, unless the applicable report explicitly states such information is incorporated by reference into this Registration Statement.
For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.

Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws provide for indemnification by us of our directors and officers to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (1) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in the case of directors, for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (4) for any transaction from which the director or officer derived an improper personal benefit. Our amended and restated certificate of incorporation provides for such limitation of liability. The effect of this provision is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director or officer for breach of the fiduciary duty of care as a director or officer, including breaches resulting from negligent or grossly negligent behavior, except as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate or rights or the rights of any stockholder to seek non-monetary relief, such as injunction or rescission, in the event of a breach of a director’s or officer’s duty of care.
We maintain standard policies of insurance under which coverage is provided (a) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (b) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law. Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this section or otherwise.
The underwriting agreement, the form of which was filed as Exhibit 1.1 to the Form S-1, provides for indemnification of directors and officers of the Company by the underwriters against certain liabilities.
We have entered into customary indemnification agreements with our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under the DGCL against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.
See also the undertakings set out in response to Item 9 hereof.
Item 7.    Exemption From Registration Claimed.
Not applicable.

Item 8.    Exhibits.

Exhibit No.	Exhibit Description
3.1*	Amended and Restated Certificate of Incorporation of Alliance Laundry Holdings Inc., effective as of October 8, 2025
3.2*	Amended and Restated Bylaws of Alliance Laundry Holdings Inc., effective as of October 8, 2025
5.1*	Opinion of Cravath, Swaine & Moore LLP
23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm for Alliance Laundry Holdings Inc.
23.2*	Consent of Cravath, Swaine & Moore LLP (contained in its opinion filed as Exhibit 5.1 hereto)
24.1*	Power of Attorney (included on the signature page to this Registration Statement)
99.1	Alliance Laundry Holdings Inc. 2015 Stock Option Plan (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-1 filed with the Commission on September 12, 2025)
99.2*	Alliance Laundry Holdings Inc. 2025 Omnibus Incentive Compensation Plan
99.3*	Alliance Laundry Holdings Inc. 2025 Employee Stock Purchase Plan
107*	Filing Fee Table
________________
*Filed herewith.
Item 9.    Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ripon, Wisconsin on this 9th day of October, 2025.

ALLIANCE LAUNDRY HOLDINGS INC.

By:	/s/ Michael D. Schoeb
Michael D. Schoeb
Chief Executive Officer, Director
SIGNATURES AND POWER OF ATTORNEY
Each of the undersigned officers and directors of Alliance Laundry Holdings Inc. hereby severally constitutes and appoints Michael D. Schoeb and Samantha L. Hannan and each of them acting alone, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael D. Schoeb	Chief Executive Officer and Director (Principal Executive Officer)	October 9, 2025
Michael D. Schoeb

/s/ Dean Nolden	Chief Financial Officer (Principal Financial Officer)	October 9, 2025
Dean Nolden

/s/ Brian Sikora	Executive Accounting Officer (Principal Accounting Officer)	October 9, 2025
Brian Sikora

/s/ Clyde B. Anderson	Director	October 9, 2025
Clyde B. Anderson

/s/ Timothy J. FitzGerald	Director	October 9, 2025
Timothy J. FitzGerald

/s/ Phyllis A. Knight	Director	October 9, 2025
Phyllis A. Knight

/s/ Narasimha Nayak	Director	October 9, 2025
Narasimha Nayak

/s/ Robert L. Verigan	Director	October 9, 2025
Robert L. Verigan

/s/ Amanda Hodges	Director	October 9, 2025
Amanda Hodges